EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

May 16, 2007

To: Dynamic Response Group, Inc., f/k/a Youth Enhancement Systems, Inc.

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 29, 2007, relating to the consolidated financial statements of Dynamic Response Group, Inc. f/k/a Youth Enhancement Systems, Inc. and its subsidiaries and to the reference to our Firm under the caption “Interest of Named Experts and Counsel” appearing in the Prospectus.

JEWETT, SCHWARTZ, WOLFE & ASSOCIATES

/s/ LAWRENCE H. WOLFE
For the Firm